Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

September 13, 2012

Sabra Health Care Limited Partnership

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

Sabra Capital Corporation

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

Re:	Registration of 8.125% Senior Notes Due 2018 of Sabra Health Care Limited Partnership and Sabra Capital Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Sabra Health Care Limited Partnership, a Delaware limited partnership, and Sabra Capital Corporation, a Delaware corporation (each an “Issuer,” and together, the “Issuers”), in connection with the Issuers’ offer to exchange (the “Exchange Offer”) up to $100,000,000 aggregate principal amount of the Issuers’ 8.125% Senior Notes due 2018, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for a like principal amount of the Issuers’ outstanding 8.125% Senior Notes due 2018 that were issued on July 26, 2012 (the “Old Notes”), with the Exchange Notes to be guaranteed (the “Guaranties”) by each of the parties listed on Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”).

We have acted as counsel to the Issuers in connection with the above. In our capacity as such counsel, we have examined originals or copies of (i) the Registration Statement, (ii) the Indenture, dated as of October 27, 2010, as supplemented by the First Supplemental Indenture, dated as of November 4, 2010, the Second Supplemental Indenture, dated as of July 20, 2012, and the Third Supplemental Indenture, dated as of September 12, 2012 (as supplemented, the “Indenture”), by and among the Issuers, Sabra Health Care REIT, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association (the “Trustee”), and (iii) such other corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Sabra Health Care Limited Partnership

Sabra Capital Corporation

September 13, 2012

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The Exchange Notes and the Guaranties have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, on the part of the Issuers and the Guarantors listed on Schedule I as being organized in the state of Delaware.

2.	When executed, issued, authenticated and delivered in accordance with the Indenture against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer described in the Registration Statement, the Exchange Notes will be the legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3.	When the Guaranties are executed and the Exchange Notes are executed, issued, authenticated and delivered, all in accordance with the Indenture and the terms of the Exchange Offer described in the Registration Statement, the Guaranties will be the legally valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

With respect to the foregoing opinions, we have assumed the matters set forth in the opinions of Venable LLP, Wilmer Cutler Pickering Hale and Dorr LLP and Andrews Kurth LLP, each dated the date hereof, a copy of each of which has been delivered to you by such other counsel.

Sabra Health Care Limited Partnership

Sabra Capital Corporation

September 13, 2012

The law governed by this opinion is limited to the present federal law of the United States, the present law of the State of New York, the present General Corporation Law of the State of Delaware, the present Revised Uniform Limited Partnership Act of the State of Delaware, and the present Limited Liability Company Act of the State of Delaware. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

SCHEDULE I

GUARANTORS

Name	State of Incorporation / Organization
Sabra Health Care REIT, Inc.	Maryland
Sabra Health Care, L.L.C.	Delaware
Sabra Health Care Holdings I, LLC	Delaware
Sabra Health Care Holdings II, LLC	Delaware
Orchard Ridge Nursing Center LLC	Massachusetts
New Hampshire Holdings, LLC	Delaware
Oakhurst Manor Nursing Center LLC	Massachusetts
Sunset Point Nursing Center LLC	Massachusetts
Connecticut Holdings I, LLC	Delaware
West Bay Nursing Center LLC	Massachusetts
HHC 1998-1 Trust	Massachusetts
Northwest Holdings I, LLC	Delaware
395 Harding Street, LLC	Delaware
1104 Wesley Avenue, LLC	Delaware
Kentucky Holdings I, LLC	Delaware
Sabra Lake Drive, LLC	Delaware
Bay Tree Nursing Center LLC	Massachusetts
Sabra Health Care Holdings III, LLC	Delaware
Sabra Health Care Holdings IV, LLC	Delaware
Sabra Idaho, LLC	Delaware
Sabra California II, LLC	Delaware
Sabra New Mexico, LLC	Delaware
Sabra Connecticut II, LLC	Delaware
Sabra Ohio, LLC	Delaware
Sabra Kentucky, LLC	Delaware
Sabra NC, LLC	Delaware
Sabra Texas Properties, L.P.	Texas
Sabra Texas GP, LLC	Texas
Sabra Texas Holdings, L.P.	Texas
Sabra Texas Holdings GP, LLC	Texas
Sabra Health Care Virginia, LLC	Delaware
Sabra Health Care Pennsylvania, LLC	Delaware
Sabra Health Care Northeast, LLC	Delaware
Sabra Health Care Delaware, LLC	Delaware
Sabra Phoenix TRS Venture, LLC	Delaware